Exhibit 10.16

FORESTAR GROUP INC.
LONG-TERM INCENTIVE CASH AWARD NOTICE

PARTICIPANT:	[__________]
DATE OF GRANT:	[__________]
CASH AWARD:	[__________]
VESTING SCHEDULE
VESTING DATE	PERCENT OF CASH AWARD VESTED
Earlier to occur of February 13, 2018 or the Closing Date	[_____]%
February 13, 2019	[_____]%
February 13, 2020	[_____]%
This Notice of Cash Award (this "Notice") is provided by FORESTAR GROUP INC., a Delaware corporation ("Forestar") to you ("Participant"), subject to the following terms and conditions. Terms used but not defined in this Notice shall have the meaning set forth in the Standard Terms and Conditions.

1.
Grant of Cash Award. Subject to the restrictions, terms and conditions of this Notice and the Forestar Group Inc. Standard Terms and Conditions for Cash Awards attached hereto as Appendix A (the "Standard Terms" and together with the Notice, the "Award Documents"), Forestar hereby awards to the Participant the cash award stated above (the "Cash Award").

2.
General Vesting Requirements. The Cash Award shall vest pursuant to the vesting schedule set forth above, provided that the Participant has not experienced a Separation From Service with Forestar and its Affiliates through such Vesting Date. Upon a Participant's Separation From Service for any reason prior to a Vesting Date, the Cash Award shall be forfeited, and the Participant shall not thereafter have any rights with respect to the Cash Award so forfeited.

3.
Payment of Cash Award. Subject to the terms and conditions of the Award Documents, Forestar shall pay to the Participant a cash amount equal the portion of the Cash Award that vests on the applicable Vesting Date (the "Payment"). The Payment shall be made as soon as practicable after the applicable Vesting Date, but not later than ten days after such Vesting Date.

4.	Employment. This Cash Award arises out of, and is inseparable from, the Participant's employment or other service with Forestar or any of its Affiliates.

5.
Amendment; Termination. The Committee shall not amend the terms of the Cash Award without approval of the Participant if such amendment would adversely affect the Participant's rights under the Cash Award.

6.	Miscellaneous. This Cash Award is governed by and construed in accord with federal law, where applicable, and otherwise with the laws of the State of Texas.
7.
Appendix A
FORESTAR GROUP INC.
STANDARD TERMS AND CONDITIONS
FOR CASH AWARDS

1.
Certain Definitions: For purposes of the Standard Terms and Conditions, the following terms shall have the meanings set forth below. Terms used but not defined in this Standard Terms and Conditions shall have the meaning set forth in the Notice.

a.
Affiliate: means a corporation, partnership, business trust, limited liability company or other form of business organization at least a majority of the total combined voting power of all classes of stock or other equity interests of which is owned by Forestar, either directly or indirectly, and any other entity, designated by the Committee, provided that in no event shall an entity be an Affiliate unless Forestar has a "controlling interest" (within the meaning of Section 409A of the Code and the Treasury Regulations thereunder) in the entity.

b.
Agreement and Plan of Merger: means that certain Agreement and Plan of Merger, dated as of June 29, 2017, as it may be amended from time to time, by and among D.R. Horton, Inc., Force Merger Sub, Inc., and Forestar.

c.	Board: means the Board of Directors of Forestar.

d.	Closing Date: means the date on which the effective time of the Merger occurs.

e.	Code: means the Internal Revenue Code of 1986, as amended.

f.
Committee: means the Management Development and Executive Compensation Committee of the Board or such other committee(s), subcommittee(s) or person(s) Board appoints to administer specific Cash Awards hereunder. If no such appointment is in effect at any time, "Committee" shall mean the Board.

g.	Forestar: means Forestar Group Inc. and any successor thereto.

h.	Merger: means the transactions contemplated by the Agreement and Plan of Merger.

i.
Separation From Service: means a Participant's separation from service (within the meaning of Treasury Regs. § 1.409A-1(h)) with Forestar and its Affiliates after the Date of Grant of the relevant Cash Award, or, in the case of a non-employee director, the director's termination of service with the Board.

2.
Cash Award: The grant of a Cash Award shall identify the Participant who has been granted the Cash Award, the Date of Grant, the amount of the Cash Award, the Vesting Dates, and the portion of the Cash Award that may vest on each Vesting Date.

3.
Vesting and Time of Payment: Provided that a Participant has not experienced a Separation From Service with Forestar or an Affiliate through each applicable Vesting Date, the Participant shall vest and be entitled to a Payment. Each Payment shall be made no later than ten days following applicable Vesting Date. Notwithstanding the above, each Payment shall be subject to paragraph 6 herein.

4.
Nonalienation of Benefits: Except as required by applicable law, no right or benefit of the Cash Award shall be subject to anticipation, alienation, sale, assignment, hypothecation, pledge, exchange, transfer, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, hypothecate, transfer, pledge, exchange, transfer, encumber or charge the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities or torts of the person entitled to such benefit. If any Participant shall become bankrupt or attempt to anticipate, alienate, sell, assign, hypothecate, pledge, exchange, transfer, encumber or charge any right or benefit under any Cash Award, then such right or benefit shall, in the discretion of the Committee, cease and terminate, and in such event, the Committee in its discretion may hold or apply the same or any part thereof for the benefit of the Participant or his beneficiary, spouse, children or other dependents, or any of them, in such manner and in such proportion as the Committee may deem proper.

5.	Withholding: Forestar's obligation to pay a Cash Award shall be subject to the satisfaction of applicable federal, state and local tax withholding requirements (if any).

6.
Section 409A of the Code: The Cash Award is intended to either avoid the application of, or comply with, Section 409A of the Code. To that end, the Board shall have the right, in its sole discretion, to take such actions (including amendments and actions with retroactive effect) as it determines is necessary or appropriate for the Cash Award to comply with Section 409A of the Code. Further:

a.
If a Participant is a "specified employee" (within the meaning of Section 409A(a)(2)(B) of the Code) and the payment under this Cash Award otherwise constitutes a deferral of compensation (within the meaning of Treas. Reg. § 1.409A-1(b)), then to the extent required by Section 409A(a)(2)(B) of the Code, no Payment shall be made to the Participant prior to the earlier of (a) the expiration of the six month period measured from the date of the Participant's Separation From Service, and (b) the date of the Participant's death.

b.	Each Payment that a Participant may receive under the Cash Award shall be treated as a "separate payment" for purposes of Section 409A of the Code.

7.
No Right to Continued Employment; No Additional Rights: Nothing contained herein shall confer on any Participant any right to continue in the employ or service of Forestar or any of its Affiliates or interfere in any way with the right of Forestar or an Affiliate to terminate the employment or service of a Participant at any time, with or without cause, notwithstanding the Cash Award granted to the Participant may be forfeited. Nothing herein shall be construed to give any employee, director or consultant of Forestar or any Affiliate any right to receive a Cash Award or as evidence of any agreement or understanding, express or implied, that Forestar or any Affiliate shall employ or retain the Participant in any particular position or at any particular rate of remuneration, or for any particular period of time.

8.
Exclusion from Pension, Profit-Sharing and Other Benefit Computations: By acceptance of a Cash Award, Participant shall be deemed to have agreed that any compensation arising out of the award constitutes special incentive compensation that shall not be taken into account as "salary", "pay", "compensation" or "bonus" in determining the amount of any payment under any pension, retirement or profit-sharing plan of Forestar or any Affiliate. In addition, each Participant shall be deemed to have agreed that neither the award, vesting nor payment of a Cash Award shall be taken into account in determining the amount of any life insurance coverage or short or long-term disability coverage provided by Forestar or any Affiliate.

9.
Applicability: These Standard Terms and Conditions shall apply to a Cash Award as to which the Committee designates it as applying, and the Committee may designate it as applying in whole or in part in its discretion to a Cash Award.

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